Exhibit 5.1

Suite 2200 1201 Third Avenue Seattle, WA 98101-3045 206.622.3150 tel 206.757.7700 fax

December 16, 2013

Cascade Bancorp

1100 NW Wall Street

Bend, Oregon 97701

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Cascade Bancorp, an Oregon corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of the shares of the Company’s common stock, no par value (the “Shares”), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of October 23, 2013, by and between the Company and Home Federal Bancorp, Inc.

In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The Articles of Incorporation and Bylaws of the Company, as amended; and

(c)	Originals or copies of such other corporate records of the Company and actions of its board of directors, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

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December 16, 2013

In our review we have assumed:

(i)	The genuineness of all signatures;

(ii)	The authenticity of the originals of the documents submitted to us;

(iii)	The conformity to authentic originals of any documents submitted to us as copies; and

(iv)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Our opinion set forth below is limited to the Oregon Business Corporation Act as in effect as of the date of this letter, and we do not express any opinion herein concerning any other law.

Based on the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth herein, we are of the opinion that the Shares subject to the Registration Statement have been duly authorized and, when the Registration Statement has been declared effective by order of the Commission and the Shares that are subject to the Registration Statement have been issued upon the terms and conditions set forth in the Merger Agreement, the Shares that are the subject of the Registration Statement will be validly issued, fully paid and nonassessable.

The opinion expressed herein is rendered as of the date of this letter. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto and to the use of our name under the heading “Legal Matters” in the Registration Statement, including the prospectus constituting a part thereof, as originally filed and as subsequently amended or supplemented. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,